Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-127489, No. 333-133477 and No. 333-135344) and in the Registration Statement on Form S-8 (No. 333-117595 and No. 333-135347) of Auxilium Pharmaceuticals, Inc. of our report dated March 13, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 13, 2007